Exhibit (c)(55)

Confidential – Preliminary Draft PROJECT BRONCO CONFIDENTIAL DISCUSSION MATERIALS September 23, 2018 Project Bronco |

Confidential – Preliminary Draft

BAIRD

SUMMARY OF REVISED PROPOSAL

Reflects AMGP letter received Sept. 22 and most up-to-date units counts provided by Antero management

($ and shares in millions)

Equity Component

	AR	AM	Series B	Total Shares	Existing AMGP Shares	Total "AMC" Shares
Equity Exchange Ratio per AM Common Unit	1.6023x	1.6350x	-			
AM Units Receiving Consideration (1)	98.870	89.231	-			
New AMGP Shares Issued	**158.420**	**145.893**	**17.354**	**321.667**	**186.209**	**507.876**

Cash Components

(assuming 20-day VWAP)

Merger Cash Consideration	AR	AM	Series B	Total Cash
Cash per AM Unit	$3.000	$3.000	-	
AM Units Receiving Merger Consideration	98.870	89.231	-	
Total Merger Cash Consideration	**$296.6**	**$267.7**	-	**$564.3**
Cash Consideration Equivalent Exchange Ratio	*0.174x*	*0.174x*		
Special Cash Dividend				
Special Dividend per AM Unit	-	$0.415	-	
AM Units Receiving Special Consideration (1)	98.870	89.231	-	
Total Special Dividend Consideration	-	**$37.0**	-	**$37.0**
Cash Consideration Equivalent Exchange Ratio	*0.000x*	*0.024x*		

Total Exchange Ratio

"ALL-IN EXCHANGE RATIO"	AR	AM
at 20-day VWAP	**1.776x**	**1.833x**
at Last Close	**1.775x**	**1.832x**

Stock Prices as of 9/21/18

	Last Close	20-day VWAP
AMGP	$17.35	$17.27
AM	30.05	29.93

Source: Bloomberg market data as of September 21, 2018.

(1) Includes 1.1 million LTIP units.

Project Bronco | Page 1

Confidential – Preliminary Draft HISTORICAL EXCHANGE RATIO Based on September 21, 2018 closing prices ANALYSIS 1.90x All-in to AM: 1.832x All-in to AR: 1.775x Current: 1.732x 1.80x 1.70x 1.60x Average “Unaffected”: 1.55x 1.50x 1.40x 1.30x 1.20x 05A/M03G/1P7 IPO 07/26/17 10/18/17 01/11/18 04/05/18 06/28/18 09/21/18 Page 2 Project Bronco | Note: Avg. “Unaffected” represents the average exchange rate from AMGP IPO to 2/23/18, last close to announcement of the spe cial committees.

Confidential – Preliminary Draft SUMMARY CHANGES IN CONSIDERATION Reflects AMGP letters received Sept. 12 and 22 and most up-to-date units counts provided by Antero management Total Shares Existing AMGP Shares Total "AMC" Shares Per AMGP September 12 Letter AR AM Series B Equi ty Excha nge Ra ti o per AM Common Uni t AM Uni ts Recei vi ng Cons i dera ti on New AMGP Shares Issued 1.6084x 1.6084x - 98.870 89.231 - 159.023 143.519 18.500 321.042 186.209 507.252 Total Shares Existing AMGP Shares Total "AMC" Shares Per AMGP September 22 Letter AR AM Series B Equi ty Excha nge Ra ti o per AM Common Uni t AM Uni ts Recei vi ng Cons i dera ti on New AMGP Shares Issued 1.6023x 1.6350x - 98.870 89.231 - 158.420 145.893 17.354 321.667 186.209 507.876 Current AMGP Sha re Pri ce (9/21/18) $17.35 $17.35 $17.35 Les s : El i mi na ti on of Seri es B Di vi dend Hol i da y $7.9 Page 3 Project Bronco | Source: Bloomberg market data as of September 21, 2018. Total Value Impact vs. Prior AMGP Proposal ($10.5) $41.2 ($11.9) 17.354 Units Issued to Series B x 1/3 unvested 5.785 x $1.37 "AMC" PF 2019 Dividend $7.948 Share Value Impact vs. Prior AMGP Proposal ($10.5) $41.2 ($19.9) Total Share Impact (0.603) 2.374 (1.146)

Confidential – Preliminary Draft

BAIRD

REVISED COMPONENTS OF TOTAL CONSIDERATION

($ in millions)


AR
1.6084x
0.006x
1.6023x
0.174x
$3.00/unit cash converted to exchange ratio equivalent based on AMGP 20-day VWAP
1.776x
X
1.776x
Starting Equity Component
Share Reduction
Equity Exchange Ratio
Cash Consideration
All-In Exchange Ratio
Special Dividend
Total Transaction Economics
From an all-in exchange ratio perspective, AM is $0.98/unit better off than AR, which is more than offset by its expected tax burden
AM
1.6084x
0.027x
1.6350x
0.174x
$3.00/unit cash converted to exchange ratio equivalent based on AMGP 20-day VWAP
1.809x
0.024x
$0.415/unit cash converted to exchange ratio equivalent based on AMGP 20-day VWAP
1.833x
Starting Equity Component
Share Increase
Equity Exchange Ratio
Cash Consideration
All-In Exchange Ratio
Special Dividend
Total Transaction Economics

Source: Bloomberg market data as of September 21, 2018.

Project Bronco | Page 4

Confidential – Preliminary Draft

BAIRD

PRO FORMA IMPACT

($ in millions, unless otherwise noted)

Status Quo | Pro Forma

Dividend per AR-Owned AM Unit

Accretion / (Dilution)			
$0.00	($0.09)	($0.01)	$0.08
0.0%	(3.3%)	(0.2%)	2.0%



$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Excludes cash received at close
$2.21 $2.21
1.31x 1.19x
$2.85 $2.76
1.16x 1.16x
$3.42 $3.41
1.11x 1.11x
$4.10 $4.18
1.05x 1.05x
2019E
2020E
2021E
2022E

Dividend per Public AM Unit

Accretion / (Dilution)			
$0.05	($0.04)	$0.06	$0.17
2.0%	(1.3%)	1.8%	4.1%



$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Excludes cash received at close
$2.21 $2.26
$2.85 $2.81
$3.42 $3.48
$4.10 $4.27
2019E
2020E
2021E
2022E

Dividend per AMGP Share

Accretion / (Dilution)			
$0.49	$0.38	$0.39	$0.39
55.3%	28.4%	22.2%	17.4%



$3.00
$2.00
$1.00
$0.00
$0.89 $1.38
$1.34 $1.72
$1.74 $2.13
$2.22 $2.61
2019E
2020E
2021E
2022E

Cash Flow to Series B

Accretion / (Dilution)			
$12	$11	$11	$12
96%	55%	44%	37%



$50
$40
$30
$20
$10
$0
$12 $24
$19 $30
$26 $37
$33 $45
2019E
2020E
2021E
2022E

Source: Antero management projections.
Assumes AMGP purchases 100% of AM public units (188.1 million on a fully diluted basis) with a combination of equity and cash; AMGP issues 304.3 million shares to current AM unitholders. Also assumes that AMGP issues 17.354 million shares in exchange for 100% of the Series B units. Further, the 2019 pro forma dividend is adjusted such that dividends to AR-owned AM units are held flat.

Project Bronco | Page 5

Confidential – Preliminary Draft ECONOMIC IMPACT TO AR ($ in millions, unless otherwise noted) Total Cash to AR from Midstream Holdings Total Cash Through 2022 Undiscounted PV-10 $1,539 +$280 $1,289 SQ PF SQ PF Market Value of Midstream Holdings Pro Forma Ownership of “AMC” Assuming Current AMGP Stock Price Series B 3.4% -$222 AM 28% $2,971 31.2% AMGP 36.7% SQ PF Source: Antero management projections. Assumes AMGP purchases 100% of AM public units (188.1 million on a fully diluted basis) with a combination of equity and cash ; AMGP issues 304.3 million shares to current AM unitholders. Also assumes that AMGP issues 17.354 million shares in exchange for 100% of the Series B units. Further, the 2019 pro forma divide nd is adjusted such that dividends to AR-owned AM units are held flat. Page 6 Project Bronco | $2,749 $1,009 $1,244 $297 $405 $414 $338 $337 $282 $273 $0 $219 $219 At Clos e 2019 2020 2021 2022 Status QuoPro Forma

Confidential – Preliminary Draft PRO FORMA AMC LEVERAGE ANALYSIS NET DEBT / LTM EBITDA AT YEAR-END Status Quo Pro Forma excl. Special Dividend Pro Forma incl. Special Dividend 3.1x 3.0x 2.9x 2.9x 2.8x 2.8x 2018E 2019E 2020E 2021E 2022E Page 7 Project Bronco | Source: Antero management projections. 2.3x 2.2x 2.2x 2.6x 2.6x 2.1x 2.4x 2.4x 2.0x